Exhibit 1

PAGE 42 Revitalize HMA - Board Nominees Executive hospital experience: Vice Chairman and Chief Operating Officer of HMA from 1999 to January 2001 and with HMA in other functions since 1981 Relevant board experience and affiliations: Director of Cornerstone National Insurance Prior board experience includes Director of Team Health Holdings, Rural/Metro Corporation, Essent Healthcare, Mariner Health Care Management and Medical Diagnostics Technology Extensive knowledge, experience and track record of hospital operations, integrating hospital acquisitions, and executive hospital leadership Earl Holland